UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 7, 2021

To Our Valued Shareholders,

Thank you for your continued support of our Company. Our Regular Meeting of Shareholders will be held virtually on Wednesday, June 16th at 9:00 a.m. Central Time. We hope you will share your support for us by voting in alignment with our Board’s recommendation - FOR items 1 through 3 and AGAINST the shareholder proposal as outlined in our proxy statement, available at www.investors.bestbuy.com.

Our items this year include the annual election of each of our directors, ratification of our auditor, approval of our named executive officer compensation, and a shareholder proposal addressing the right to act by written consent.

As set forth in our proxy statement, we carefully considered the content of this proposal and believe it is not in the best interest of the Company and our shareholders for the reasons summarized here and discussed in greater detail within our proxy:

•	Action by written consent is duplicative of our existing right to call a special meeting with a 10% stock ownership threshold (25% for merger-related actions);
•	Action by written consent circumvents the deliberative and inherently more structured, democratic and open shareholder meeting process; and
•

Written consent rights may disenfranchise shareholders and have other potentially negative consequences because not all shareholders may be informed of the proposed action or able to participate in the decision.

Best Buy has demonstrated its commitment to its shareholders’ interests through our proactive implementation of sound corporate governance policies such as adoption of proxy access, elimination of supermajority voting provisions, annual director elections and independent board leadership. We regularly and actively engage with our shareholders and believe that shareholders’ concerns can be effectively addressed through our existing programs.

If you have a different perspective and are considering supporting this proposal, or voting against any of our other items, we would welcome the opportunity to speak with you. If a discussion would be beneficial for you, please contact our Investor Relations team at investorrelations@bestbuy.com with some dates/times that work best for you.

Your feedback is important to us, and we encourage you to participate in our upcoming shareholder meeting through our virtual shareholder forum and to vote for the proposals set forth in our proxy statement.

Regards,

Todd G. Hartman

Executive Vice President, General Counsel, Chief Risk Officer and Secretary

Best Buy Corporate Campus  •   7601 Penn Avenue South, Richfield, MN, 55423-3645, USA   •   (612) 291-1000   •   NYSE symbol: BBY